Exhibit 10.6

INTERCOMPANY SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”), effective as of July 2, 2018 (the “Effective Date”), by and between Chewy Pharmacy KY, LLC, a Delaware limited liability company (the “Company”) and Chewy, Inc., a Delaware corporation (the “Service Provider”). The Service Provider and the Company are sometimes referred to collectively as the “Parties” or individually as “Party.”

RECITALS

WHEREAS, the Company owns a veterinary pharmacy in the State of Kentucky (the “Business”).

WHEREAS, the Company desires to retain the Service Provider to manage the day to day operations and management of the Business including but not limited to, all staffing, inventory management, marketing and advertising, website hosting, credit card processing, materials, equipment, logistical support, property management, security, regulatory compliance, accounting and other administrative functions, contractor selection, advisory services and any other requirements essential to the successful operation of the Business (collectively, the “Services”) upon the terms and conditions hereinafter set forth, and the Service Provider is willing to undertake such obligations.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants set forth in this Agreement, the Parties agree as follows:

AGREEMENT

1. Term; Termination.

1.1	Term. This Agreement shall commence on the Effective Date and continue until terminated in accordance with Section 1.2 below.

1.2	Termination. The parties may terminate this Agreement by:

(a) mutual agreement in writing;

(b) upon sixty (60) days prior written notice by one Party to the other Party;

(c) upon the material default by one Party in the performance of any provision of this Agreement, and the defaulting Party’s failure to cure such default within thirty (30) days from its receipt of a notice of default from the non-defaulting Party; or

(d) upon the filing of a petition in bankruptcy court by a Party or upon the adjudication of bankruptcy on a Party, or upon the filing of a petition in bankruptcy against a Party and such petition is not discharged within sixty (60) days of such filing, or upon the insolvency of a Party.

1.3	Termination Effect.

(a) Immediately upon termination of this Agreement (the “Termination Date”), Service Provider shall immediately cease provision of the Services. All undisputed payments owed to Service provider by the Company shall become immediately due and payable without further demand.

(b) Within fifteen (15) days after the termination of this Agreement, each Party shall return to the Company any item embodying any Confidential Information of the other.

2. Services.

2.1 Engagement. The Company hereby engages the Service Provider, and the Service Provider hereby accepts such engagement and agrees, upon the terms and subject to the conditions set forth herein, to provide or cause any of its affiliates to provide the Services to the Company. The Service Provider shall have the exclusive right to provide the Services to the Company, which the Parties understand to be the comprehensive management of all aspects of the Company’s business including services set forth on Exhibit A as may be updated from time to time by mutual agreement; provided, however, the Service Provider may establish, own and operate one or more additional pharmacies, wholesale distributors, re-packagers or other businesses that may compete with the Business.

2.2 Fiduciary; Authority. This Agreement shall permit the Service Provider to act in a fiduciary capacity with respect to the handling of funds and other assets of the Company, subject to applicable law. The Service Provider shall have full authority to manage any and all aspects of the Company’s business and shall make, from time to time, and as reasonably requested by the Company, periodic status reports to the Company concerning operations, financial results, legal compliance and any other matter within the scope of the Service Provider’s broad range of duties, rights and obligations. If requested by the Service Provider, the Company will execute documentation confirming the Service Provider’s authority for use with third parties.

2.3 Trademark License. Company acknowledges that the CHEWY word mark and related trademarks associated with the CHEWY brand and any goodwill related thereto (“CHEWY Trademark”) are owned by Service Provider. Subject to the terms and conditions of this Agreement, Service Provider hereby grants to Company during the Term a non-exclusive, nonsublicenseable, royalty-free, non-transferable right to use the CHEWY Trademark in the United States on or in connection with Company’s corporate name, Chewy Pharmacy KY, LLC. All rights and goodwill accruing from Company’s use of the CHEWY Trademark will inure solely to the benefit of Service Provider and Company hereby irrevocably assigns such rights to Service Provider without further action by any of the parties. Upon expiration or termination of this Agreement, Company shall cease all use of the CHEWY Trademark.

3. Management Fee; Service Provider Expenses.

3.1 Compensation. For the Services provided by Service Provider to the Company, the Company shall compensate Service Provider according to the terms set forth in Exhibit B, as amended by the Company and Service Provider from time to time, as deemed appropriate (and supported by an independent transfer pricing analysis). It is both Parties’ understanding that the compensation may require to be updated annually in order to adapt it to the market circumstances and to meet the arm’s-length standard.

3.2 Changes to Compensation. From time to time, the Company and Service Provider shall review the Compensation set out in Article 3.1 to ensure that it meets the arm’s length standard, as documented in Documentation Report. Because such a review takes time and consideration, the Parties agreed that such price changes shall be effective from the beginning of the fiscal year of the change, unless agreed otherwise by the Parties. “Documentation Report” is defined as the annual transfer pricing study.

3.3 Payment Terms. All payment for the Services and any other charges under this Agreement shall be made in $US Dollars, free of any taxes and without any other deductions of any type, other than required by local law. Payment of compensation shall be made monthly using latest available information, with more accurate quarterly payments that correct for any estimation since the prior more accurate compensation determination.

3.4 Corrections. Adjustments or corrections to compensation calculations shall be paid within thirty (30) days of the month in which the adjustment or correction is determined and agreed by the Parties.

3.5 Taxes. All compensation under this Agreement is exclusive of taxes. Service Provider shall pay any federal, state, county, local or other governmental taxes, fees or duties now or hereinafter imposed on the Services hereunder, or any other transaction contemplated by this Agreement, as well as any penalties or interest thereon.

3.6 Disputed Invoices. If Company disputes any portion of an invoice, it will notify Service Provider in writing and if the Parties are not able to resolve the dispute within sixty (6o) days it shall be resolved in accordance with Section 8 below. Service Provider’s obligations to provide the Services shall not be affected by any payment disputes.

4. Standards of Performance. The Service Provider will use commercially reasonable efforts to perform the Services and in accordance with applicable rules, regulations, and laws. The Service Provider’s performance of the Services in accordance with the aforementioned standards is contingent upon the Company’s full and timely performance of the Company’s obligations under this Agreement.

5. Representations, Warranties, and Covenants of the Service Provider. The Service Provider represents, warrants, and covenants to the Company, with the understanding the Company is relying upon such representations, warranties, and covenants that:

5.1 Regulatory Requirements. The Service Provider will maintain all necessary approvals, licenses, permits, or other authorizations to operate the Business in compliance with all applicable laws, rules and regulations and the timely satisfaction of any such rules, regulations, laws, or other regulatory requirements that affect the Business (collectively, the “Regulatory Requirements”).

5.2 Compliance. The Service Provider will comply in all respects with all applicable Regulatory Requirements, as may be amended from time to time.

5.3 Cooperation. The Service Provider will fully cooperate with the Company in all aspects of the provision of Services.

5.4 Authority. The Service Provider has the full right, power, and authority to enter into this Agreement and be bound by the terms of this Agreement without the consent of any other person or entity.

5.5 No Breach. The execution and delivery of this Agreement and the performance by the Company of its obligations pursuant to this Agreement do not and will not constitute a breach of or a default under any other agreement or obligation applicable to the Service Provider.

5.6 Binding Obligation. Upon execution and delivery of this Agreement, this Agreement will constitute the valid and binding obligation of the Service Provider.

5.7 Licenses and Permits. The Service Provider at all times will refrain from engaging in acts or omissions which by their nature, or given the passage of time, will or reasonably might result in the revocation and/or non-renewal of any license or permit held by Company prior to any then-existing renewal deadline.

6. Representations, Warranties, and Covenants of the Company. The Company represents, warrants, and covenants to the Service Provider, with the understanding the Service Provider is relying upon such representations, warranties, and covenants that the following is true and shall and must remain true for the duration of this Agreement:

6.1 Regulatory Requirements. As of the Effective Date of this Agreement, the Company is in compliance with all Regulatory Requirements and will in good faith cooperate with respect to the Service Provider’s efforts to obtain and maintain all Regulatory Requirements, including but not limited to the payment of all costs and fees associated therewith.

6.2 Compliance. The Company will comply in all respects with all applicable Regulatory Requirements, as amended from time to time, in the operation of the Business and will cooperate with the Service Provider’s efforts to do so as well.

6.3 Cooperation. The Company will fully cooperate with the Service Provider in all aspects of the provision of the Services, including, but not limited to, the completion of all tasks which need to be assigned to the Company by the Service Provider.

6.4 Authority. The Company has the full right, power, and authority to enter into this Agreement and be bound by the terms of this Agreement without the consent of any other person or entity.

6.5 No Breach. The execution and delivery of this Agreement and the performance by the Company of its obligations pursuant to this Agreement do not and will not constitute a breach of or a default under any other agreement or obligation applicable to the Company.

6.6 Binding Obligation. Upon execution and delivery of this Agreement, this Agreement will constitute the valid and binding obligation of the Company.

6.7 No Third Party Beneficiary. The Company is the sole intended beneficiary of the Services and is entering into this Agreement on behalf of itself and not for the benefit of any other person or entity.

7. Confidential Information. Pursuant to this Agreement, the Parties hereto may be entrusted with Confidential Information belonging to the other Party. For purposes of this Agreement, “Confidential Information” shall mean all proprietary, confidential information concerning the Services and the business of each of the Parties hereto and that of their affiliates, parents and subsidiaries, including strategic and development plans, financial condition, data, business records, project records, employee lists and business manuals, policies and procedures, information relating to processes or theory, business information on the costs and mechanics of the Services, which is not generally available to the public. The Parties must: (a) maintain all Confidential Information of the other Party in a confidential manner; (b) not disclose any Confidential Information to any person or entity not authorized in writing by the other Party to receive or use such Confidential Information; and (c) not use, permit, or aid others in the use of any Confidential Information for any purpose other than the purposes contemplated by this Agreement. Any Confidential Information required to be disclosed by either Party pursuant to a valid order by a court or other governmental body having proper jurisdiction over the Company will not be disclosed by the Company until and unless the Company provides written notice to the other Party of such order sufficiently in advance of the disclosure to allow the other Party the reasonable opportunity to defend

8. Dispute Resolution.

8.1 Mediation. Any dispute, controversy, or claim arising out of or relating to this Agreement (a “Dispute”) that cannot be settled through negotiation shall be mediated by the parties before a single mediator in the State of Kentucky. Any Party to this Agreement may invoke the right to mediation set forth in this Section 8.1 by sending written notice to the other Party or parties of such invocation and setting forth in adequate detail the nature of the matter to be mediated. The parties to the mediation jointly shall appoint the mediator within fifteen (15) calendar days of receipt of the written notice. The mediation proceedings shall commence and be diligently pursued by the parties to this Agreement within 15 calendar days of the appointment of the mediator. Each party to the mediation shall bear its own costs and expenses incurred with respect to the mediation. The cost of the mediator and the mediation procedure shall be borne equally by the parties to the mediation.

8.2 Arbitration. Any Dispute that cannot be settled or resolved by negotiation or through mediation to the satisfaction of all parties to the mediation within 90 days of the notice of the invocation of mediation pursuant to Section 8.1 above shall be resolved through binding arbitration. Any Party may invoke the right to arbitration set forth in this Section 8.2 by sending written notice to the other Party or parties of such invocation. The parties shall name a single arbitrator within 20 calendar days after such written notice. The arbitrator shall render a decision within 60 calendar days after his or her appointment and shall conduct all proceedings pursuant to the then existing rules of the American Arbitration Association (the “AAA”) governing commercial transactions, to the extent such rules are not inconsistent with Delaware law and this Agreement. Judgment upon the award rendered pursuant to the arbitration may be entered in any court having jurisdiction. The cost of the arbitration procedure shall be borne by the losing party or, if the decision is not clearly in favor of one party or the other, then such costs shall be borne as determined by the arbitrator. The arbitration procedure provided for in this Agreement shall be binding arbitration and shall be the sole and exclusive remedy for any applicable Dispute. This Section 8.2 does not prohibit or limit any Party’s right to seek relief in court as permitted in accord with the AAA’s Commercial Arbitration Rules.

9. Miscellaneous.

9.1 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

9.2 Attorneys’ Fees and Costs. In the event of any future dispute arising out of or related to this Agreement, the successful Party is entitled to recover its reasonable attorneys’ fees and costs associated with that dispute.

9.3 Entire Agreement. This Agreement constitutes the entire Agreement between the parties pertaining to the subject matter contained in this. Agreement. All prior and/or contemporaneous agreements, representations, and understandings of the parties, oral or written, pertaining to the subject matter contained in this Agreement are superseded by and merged in this Agreement. No supplement, modification, or amendment of this Agreement will be binding unless in writing and executed by the parties. All recitals are incorporated in this Agreement by reference and made an integral part hereof.

9.4 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the [third] day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section).

If to the Company:	Chewy Pharmacy KY, LLC
2815 Watterson Trail
Louisville, KY
40229
Attention: General Counsel

with a copy to :

PetSmart, Inc.
Attn: General Counsel
19601 N. 27th Avenue
Phoenix, Arizona 85027

If to the Service Provider:	1855 Griffin Road
Suite B-428
Dania Beach, FL 33003

E-mail: mmarte@chewy.com
Attention: Mario Marte

19.5 Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

9.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

9.7 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.

9.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.9 Further Assurances. Each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

9.10 Headings. The headings of this Agreement are for purposes of reference only and will not limit or define the meaning of any provision of this Agreement.

9.11 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be effectuated as originally contemplated to the greatest extent possible.

9.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

COMPANY

CHEWY PHARMACY KY, LLC, a Delaware limited liability company

By:
Name:
Title:

SERVICE PROVIDER

CHEWY, INC., a Delaware corporation

By:	/s/ Susan Helfrick
Name:	Susan Helfrick
Title:	General Counsel

EXHIBIT A

DESCRIPTION OF SERVICES

The descriptions below describe the type of services that are being performed and charged by Service Provider. As part of this Agreement, there may be additional services performed that benefit Company that will be charged using the same methodologies as described in Exhibit B.

Services – All areas of management / operational services related to the day to day management of the Business, including (but not limited to) the following:

1.	Executive Services – Includes strategic management and other activities undertaken to oversee the day-to-day operations of the Company.

2.	Low Margin Services – Includes corporate / back-office type services such as call center, IT, accounting, legal, human resources, finance, facilities management, etc.

3.	High-Margin Services – Includes high-value operational activities that are core to the profitability of the Company, such as dispensing, supply chain management, etc.

4.	Sales & Marketing Services – Includes activities such as advertising, brand management, and market research, as well as business intelligence and merchandising / category management.

5.	IT Services – Includes information technology activities such as the installation, maintenance, and repair of Company network systems, technical support, website updates, programming, etc.

EXHIBIT B

COMPENSATION

The Company shall pay an amount of compensation to the Service Provider for the provision of the Services in an amount equal 25% of Company net sales.